Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:

713-529-6600 / lelliott@DennardLascar.com

GASTAR EXPLORATION INC. TERMINATES
NOL SHAREHOLDER RIGHTS PLAN

HOUSTON, TEXAS, April 6, 2017 — Gastar Exploration Inc., (the “Company”) (NYSE MKT:  GST) today announced that its Net Operating Loss (“NOL”) Shareholder Rights Plan (the “Rights Plan”) has been amended to accelerate the expiration date of the related preferred share purchase rights to April 6, 2017, effectively terminating the Rights Plan as of today. Stockholders are not required to take any action as a result of this expiration.

Gastar has determined that, as a result of the recent equity and convertible debt transactions with funds managed by affiliates of Ares Management, L.P., the value of the tax benefits in the form of NOLs would likely be substantially diminished by reason of an “ownership change,” as defined under Section 382 of the Internal Revenue Code, occurring in 2017. As a result, the Company decided to terminate the Rights Plan.

In connection with the expiration of the Rights Plan, the Company will be taking routine actions to voluntarily deregister the related preferred share purchase rights under the Securities Exchange Act of 1934, and to delist the preferred share purchase rights from the NYSE MKT. These actions are administrative in nature and will have no effect on the Company’s common stock, which continues to be listed on the NYSE MKT.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations.

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